Exhibit 99.1

Contact: Darren Pai 808.525.6659 dpai@abinc.com

Experienced REIT executive Thomas Lewis

named to Alexander & Baldwin Board of Directors

HONOLULU, July 10, 2017 — Alexander & Baldwin, Inc. (NYSE:ALEX) (A&B or Company), a New York Stock Exchange listed real estate investment trust, today announced Thomas A. Lewis, Jr. has been appointed to the A&B board of directors, effective immediately.

Tom Lewis is former CEO of Realty Income Corporation. He joined Realty Income in 1987 and held a variety of executive positions before serving as CEO from 1997 until his retirement in 2013. He took Realty Income public in the 90s and guided its growth into a $15 billion real estate investment company. Lewis attended high school and college in Hawaii, earning a bachelor’s degree in Business Administration from Chaminade University. He currently serves on the board of directors of Sunstone Hotel Investors, Inc.

“Tom is an experienced, proven leader who is uniquely qualified to help guide our company as a member of our board of directors. We will benefit from his deep experience in all aspects of strategic, financial, and operational management. I look forward to working with him as we strengthen our commercial real estate business and continue to serve our local communities,” said Stanley Kuriyama, A&B’s chairman.

ABOUT ALEXANDER & BALDWIN

Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in commercial real estate, land operations, materials and infrastructure construction. With ownership of approximately 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising 4.7 million square feet of leasable space in Hawaii and on the U.S. Mainland and is the largest owner of grocery/drug-anchored retail centers in Hawaii. A&B also is Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “will,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words.

Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions. A further description of the risks, trends, uncertainties and other factors that could affect the forward-looking statements in this press release are discussed in Company’s most recent Form 10-K and other filings with the SEC. The information contained in this press release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company’s forward-looking statements.

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